Exhibit 15.1

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

True Leaf Executes Convertible Security Funding
Agreement for Gross Proceeds of $4.5 million

VERNON, BC – February 12, 2019 – True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQB: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, announced today that it has executed a funding agreement (the “Funding Agreement”) for the issue of a convertible security for gross proceeds of $4,500,000 (the “Investment”) with an entity managed by The Lind Partners, a New York-based institutional fund manager (the “Investor”).

“This capital investment from The Lind Partners demonstrates that True Leaf is a recognized leader in today’s cannabis-for-pets sector and is testament to our strong and accelerating growth platform,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “This investment will allow us to continue executing on our business plan, including expanding our unique pet product lines and scaling of our global distribution.”

“We were impressed by the depth of True Leaf’s leadership team and their innovation in the cannabis-for-pets sector,” said Phillip Valliere, Managing Director at The Lind Partners. “True Leaf’s safe and effective hemp-based products for pets sets them apart from their competitors. We are excited to watch True Leaf grow.”

The Investment is in the form of a convertible security with a maturity date of 24 months and a fixed conversion price per share of $0.40, being the last closing price of the Company’s common shares on the Canadian Securities Exchange (the “Exchange”) prior to execution of the Funding Agreement. The $5,400,000 face value of the convertible security is comprised of a principal amount of $4,500,000 and a pre-paid interest amount of $900,000. The Company is required to repay the principal amount in 18 equal monthly payments commencing six months after closing, except that the repayment amount will be reduced in any month by any amount converted by the Investor into the Company’s common shares.

Pre-paid interest will accrue monthly with the Investor having the right to convert accrued interest quarterly into the Company’s common shares at a conversion price equal to the last closing market price of the shares on the Exchange at that time.

The Investor will also receive 5,625,000 warrants of the Company, with each warrant entitling the Investor to purchase one common share at an exercise price of $0.5089. The warrants expire 36 months from their date of issue, provided that if the volume weighted average price (“VWAP”) of the Company’s common shares is at least $1.0178 for 30 consecutive trading days, then the expiry date of 2,812,500 warrants may be accelerated by the Company. If the VWAP of the Company’s common shares is at least $1.5267 for 30 consecutive trading days, then the expiry date of all of the remaining warrants may be accelerated by the Company.

The Company has the right to buy-back the convertible security and the pre-paid interest at any time with no penalty (the “Buy-Back Right”). Should the Company exercise its Buy-Back Right, the Investor will have the option of converting 25 per cent of the outstanding funded amount and 100 per cent of the pre-paid interest into the Company’s common shares.

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

The convertible security is secured by a general security agreement from the Company and certain of its subsidiaries and a mortgage of the Company’s Lumby property.

Under the Funding Agreement, the Company and the Investor may agree for the Investor to advance up to an additional $6,000,000 in gross proceeds to the Company in exchange for a second convertible security on the same terms as the Investment.

The closing of the investment is expected to occur on or about February 21, 2019. Closing of the Investment is subject to customary closing conditions.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

About The Lind Partners

The Lind Partners is a New York-based institutional fund manager focused on small- and mid-cap companies listed in the United States, Canada, Australia, and the UK focused on high-growth sectors such as mining, oil and gas, biotech, and technology. Lind has completed over 70 direct investments for more than $850 million in total value and has an established reputation as a flexible and supportive capital partner to investee companies.

www.thelindpartners.com

For more information:

Media Contact

Paul Sullivan

Director, Public Relations
Paul@trueleaf.com

O: 604-685-4742

M: 604-603-7358

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

Investor Contact

Kevin Bottomley (Canada)
Director and Corporate Relations

Kevin@trueleaf.com

M: 778-389-9933

Joe Green (US)

Edison Advisors
jgreen@edisongroup.com

O: 646-653-7030

M: 917-575-7089

Follow True Leaf

twitter.com/trueleafpet

facebook.com/trueleafpet

instagram.com/trueleafpet

Forward-Looking Information

Certain statements in this news release contain forward-looking information within the meaning of applicable securities laws in Canada (“forward-looking information”). The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking information, although not all forward-looking information contains these identifying words.

The forward-looking information in this news release includes, but is not limited to: the closing of the investment is expected to occur on or about February 21, 2019; and that the Investment will allow us to continue executing on our business plan, including expanding our unique pet product lines and scaling of our global distribution.

The forecasts and projections that make up the forward-looking information are based on assumptions which include, but are not limited to: we are able to satisfy the standard conditions necessary to close the Investment; we are able to attract and retain senior management and key skilled professionals; we are able to raise sufficient capital to execute our business plan; we are able to successfully manage the risks associated with our limited operating history; we are able to successfully manage the risks associated with our history of operating losses; we are able to successfully introduce new products and recoup our investment costs; we are able successfully implement our growth strategy; our co-packers fulfill their obligations; we are able to manage our supply chain effectively; our transportation providers deliver our products as scheduled; we are able to successfully expand into countries in which we have no prior operating experience; we are able to successfully overcome the strong competition in the markets in which we operate; we do not lose any of our key suppliers or distribution arrangements; we are not exposed to significant product liability claims which our insurance does not cover; we successfully manage our risks as an ecommerce retailer; we successfully protect the confidentiality of our proprietary information and know-how; we are able to successfully commence operations with our cannabis for medical purposes business; we are able to successfully manage the regulation of our business by the Canadian Federal Government; we are able to successfully manage the potential for changes in the regulation of the medical cannabis industry; we are able to successfully manage the sales risks associated with cannabis and the medical cannabis industries; we are able to use our facilities as planned; and, we are able to obtain market share and achieve profits.

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

The forward-looking information is subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical results or results anticipated by the forward-looking information. The factors which could cause results to differ from current expectations include, but are not limited to: our ability to satisfy the standard conditions necessary to close the Investment which we may or may not be able to do; material uncertainties that may cast significant doubt on our ability to continue as a going concern; our ability to attract and retain senior management and key skilled professionals which we may or may not be able to do; our ability to raise the significant amount of capital needed to execute our business plan which we may or may not be able to do; risks associated with our limited operating history; risks associated with our history of operating losses; risks associated with introducing new products including the risk that our new product developments will not produce sufficient sales to recoup our investment; our ability to successfully implement our growth strategy on a timely basis or at all; our reliance on co-packers to fulfill their obligations; our ability to manage our supply chain effectively; our transportation providers delivery of our products; difficulties associated with our ability to expand into countries in which we have no prior operating experience; strong competition in the markets in which we operate; the potential loss of any of our key suppliers or distribution arrangements; the potential for us to be exposed to significant product liability claims which our insurance may not cover; our risks as an ecommerce retailer; our ability to protect the confidentiality of our proprietary information and know-how; our cannabis for medical purposes business has not commenced operations; the regulation of our business by the Canadian Federal Government; the potential for changes in the regulation of the medical cannabis industry; sales risks associated with cannabis and the medical cannabis industries; our ability to use our facilities as planned; and, our ability to acquire market share and achieve profits. Please see the Company’s most recent annual information form together with the Company’s most recent management discussion and analysis for additional risk factors relating to the Company.

All forward-looking information in this news release is qualified in its entirety by this cautionary statement and, except as may be required by law, we undertake no obligation to revise or update any forward-looking information as a result of new information, future events or otherwise after the date hereof.